Exhibit 99.1

Playa Hotels & Resorts N.V. Announces

Additional Financing of $224 Million and Amendment to Amended & Restated Credit Agreement

Fairfax, Va.—June 12, 2020—Playa Hotels & Resorts N.V. (NASDAQ: PLYA) (the “Company”) today announced that it has raised $204 million of additional debt financing, has sold $20 million of its ordinary shares at a price of $4.10 per share in a private transaction, and has entered into the Fourth Amendment to Amended & Restated Credit Agreement with its senior secured credit facility lenders.

The Company has raised $204 million of additional debt financing from affiliates of Davidson Kempner Capital Management LP, consisting of the following:

•	A $94 million credit facility maturing in April of 2024 with an effective interest rate of 9.25%, which we intend to immediately draw; and

•

A $110 million property loan agreement secured by the Hyatt Ziva & Zilara Cap Cana and the Hilton Rose Hall maturing in July of 2025 with an effective interest rate of 9.25%, which is expected to be funded in June 2020 upon satisfaction of customary conditions precedent.

The Company has also sold $20 million of its ordinary shares to affiliates of Davidson Kempner Capital Management LP at a price of $4.10 per share in a private transaction that was exempt from registration under the Securities Act of 1933.

The Fourth Amendment amends the Company’s senior secured credit facility to, among other things, (i) substitute a minimum required liquidity test for the leveraged-based financial covenant from the third quarter of 2020 through, and including, the second quarter of 2021 (the “Covenant Relief Period”), (ii) modify the leveraged-based financial covenant for certain test dates after the Covenant Relief Period, and (iii) add certain restrictions on, among other things, the incurrence of additional debt and making of investments, dispositions and restricted payments during the Covenant Relief Period, as the case may be, all as more fully set forth in the Fourth Amendment.

“With this additional financing significantly improving Playa’s liquidity profile, and only $85 million in debt maturing in 2022, we look forward to delivering excellent Service from the Heart and taking market share in the new travel landscape,” said Bruce Wardinski, Chairman and CEO of Playa. “Our ability to access the capital markets is a reflection of the on-going investor support and our commitment to driving superior returns.”

Proceeds from these transactions will be used for general corporate purposes. For additional details on the aforementioned transactions, please refer to the Company’s Current Report on Form 8-K, which will be filed with the SEC on or about June 12, 2020.

About Playa Hotels & Resorts N.V.

Playa Hotels & Resorts N.V. (“Playa”) is a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations in Mexico and the Caribbean. Playa owns and/or manages a total portfolio consisting of 21 resorts (8,172 rooms) located in Mexico, Jamaica, and the Dominican Republic. In Mexico, Playa owns and manages Hyatt Zilara Cancun, Hyatt Ziva Cancun, Panama Jack Resorts Cancun, Panama Jack Resorts Playa del Carmen, Hilton Playa del Carmen, Hyatt Ziva Puerto Vallarta and Hyatt Ziva Los Cabos. In Jamaica, Playa owns and manages Hyatt Zilara Rose Hall and Hyatt Ziva Rose Hall, Hilton Rose Hall Resort & Spa, Jewel Grande Montego Bay and Jewel Paradise Cove Beach Resort & Spa. In the Dominican Republic, Playa owns and manages the Hilton La Romana, Hyatt Ziva Cap Cana and Hyatt Zilara Cap Cana. Playa also owns four resorts in Mexico and the Dominican Republic that are managed by a third party and Playa manages the Sanctuary Cap Cana, in the Dominican Republic.

About David Kempner Capital Management LP

Davidson Kempner Capital Management LP (“DKCM”) is a U.S.-registered global institutional investment management firm with more than 35 years of experience and a focus on fundamental investing with a multi-strategy approach. DKCM has over

$33 billion in assets under management with over 350 professionals in five offices (New York, Philadelphia, London, Hong Kong and Dublin).

Forward-Looking Statements

This press release contains ‘‘forward-looking statements,’’ as defined by federal securities laws. Forward-looking statements reflect our current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. Such forward-looking statements are subject to various factors that could cause actual outcomes or results to differ materially from those indicated in these statements, including the risks described under the sections entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in our filings with the SEC. Currently, one of the most significant factors that could cause actual outcomes to differ materially from our forward-looking statements is the adverse effects of the current COVID-19 pandemic on our financial condition, operating results and cash flows, the airlines that service the locations where we own resorts, the short and longer-term demand for travel, the global economy and the local economies where we own our resorts, and the financial markets. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us (or to third parties making the forward-looking statements).

Contact:

Playa Hotels & Resorts N.V.

Pedram Saif, VP, IR & Strategy

571-529-6014

psaif@playaresorts.com

For additional information visit investors.playaresorts.com